UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2013

McKesson Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-13252	94-3207296
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Post Street, San Francisco, California		94104
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 983-8300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2013, McKesson Corporation (the “Company”) announced the appointment of James A. Beer as Executive Vice President and Chief Financial Officer of the Company. Mr. Beer, age 52, will join the Company on October 9, 2013 and serve its principal financial officer. Mr. Beer will succeed the Company’s interim Chief Financial Officer, Nigel A. Rees, who will continue in his position as the Company’s Vice President and Controller.

Prior to joining the Company, Mr. Beer served as Executive Vice President and Chief Financial Officer of Symantec Corporation, from February 2006 to October 2013. Mr. Beer also served as Senior Vice President and Chief Financial Officer of AMR Corporation (“AMR”) and American Airlines, Inc., AMR’s principal subsidiary, from January 2004 to February 2006. From September 1991 to January 2004, Mr. Beer held other management positions in finance and operations at American Airlines, including leading the airline’s European and Asia Pacific businesses. No family relationship exists between Mr. Beer and any of the Company’s directors or executive officers.

In connection with his appointment as the Company’s Executive Vice President and Chief Financial Officer, Mr. Beer will be paid a base salary of $800,000, which will be subject to annual review. Mr. Beer will be eligible to participate in the Company’s Management Incentive Plan (the “MIP”) with a target award of 100% of his eligible earnings. The Company will also recommend to the Compensation Committee of the Board of Directors that Mr. Beer receive a target cash long-term incentive award of $635,000 for the fiscal year 2014-2016 cycle, a target performance-based restricted stock unit (“PeRSU”) award with a grant date value of $1,270,000, and a stock option with a grant date value of $1,270,000. The PeRSU award will vest in full in 2017 and the stock option will vest 25% per year on each of the first four anniversaries of the date he commences employment with the Company. In addition, Mr. Beer will receive a sign-on bonus in the amount of $1,147,500, of which $787,500 will be subject to prorated repayment in the event of termination for any reason within two years following his receipt of the payment unless termination is by the Company without “Cause” (as defined in the Company’s 2013 Stock Plan and applicable award agreements) or due to his death or long-term disability. Mr. Beer will also receive an employment bonus of $446,000 if he remains continuously actively employed by the Company as of March 31, 2014. The Company will also recommend to the Compensation Committee that Mr. Beer receive a new hire grant of restricted stock units (“RSUs”) with a grant date value of $5,500,000, which will vest 50% on each of June 1, 2014 and June 1, 2015 (subject to accelerated vesting in the event of a termination by the Company without Cause), as well as a special RSU award with a grant date value of $1,000,000, which will vest on the third anniversary of the date he commences employment with the Company. Mr. Beer will also be eligible to participate in the Company’s general benefit plans and he will be eligible to receive certain benefits and perquisites provided to the Company’s executive officers, including financial counseling services, executive travel services, an annual executive physical and certain other executive program benefits.

Mr. Beer will also be eligible for participation in the Severance Policy for Executive Employees, as amended and restated on April 23, 2013 (the “Executive Severance Policy”) and the Change in Control Policy for Selected Executive Employees, as amended and restated on October 26, 2010 (the “CIC Policy”). The Executive Severance Policy applies in the event an executive is terminated by the Company for reasons other than for “Cause” (as defined in the policy), and the termination is not covered by the CIC Policy. The CIC Policy provides severance payments to the Company’s executives who, in the Compensation Committee’s discretion, are selected annually for participation. Payments under the CIC Policy are paid only upon a qualifying separation from service that occurs within six months prior to, or 24 months following, a “Change in Control” (as defined in the policy). Under the CIC Policy, a qualifying separation from service is one that is by the Company without “Cause” (as defined in the policy) and either proximate to or instigated by the party involved in, or otherwise in connection with, the Change in Control, or a resignation by the participant for “Good Reason” (as defined in the policy).

For more information about the Company’s executive compensation program, including a description of each plan identified above, please refer to the 2013 annual definitive proxy statement that was filed by the Company with the Securities and Exchange Commission on June 21, 2013.

Item 7.01	Regulation FD Disclosure.

On September 30, 2013, the Company issued a press release announcing the appointment of Mr. Beer as its Executive Vice President and Chief Financial Officer. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

The information contained in this item, including Exhibit 99.1, is furnished to the Securities and Exchange Commission (the “Commission”), but shall not be deemed “filed” with the Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued by the Company dated September 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 30, 2013

McKesson Corporation

By:	/s/ Laureen E. Seeger
Laureen E. Seeger
Executive Vice President, General Counsel and Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by the Company dated September 30, 2013.